                                                                      EXHIBIT 11


                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)

                                                               Quarter Ended
                                                               -------------
                                                        September 30,     October 1,
                                                            2001             2000
                                                            ----             ----
COMPUTATIONS FOR STATEMENTS OF INCOME

Basic earnings per share of common stock:

Net loss                                                  $(17,424)       $ (6,304)
                                                          ========        ========
Average shares of common stock outstanding                  21,600          21,612
                                                          ========        ========
Basic earnings per share of common stock                  $  (0.81)       $  (0.29)
                                                          ========        ========
Diluted earnings per share of common stock:

Net loss                                                  $(17,424)       $ (6,304)

Adjustment to net loss to add after-tax interest
expense on convertible notes                                 1,138              --
                                                          --------        --------
Adjusted net loss                                         $(16,286)       $ (6,304)
                                                          ========        ========
Average shares of common stock outstanding                  21,600          21,612

Incremental common shares applicable to
common stock options based on the common
stock average market price during the period                     9              13

Incremental common shares applicable to
restricted common stock based on the common
stock average market price during the period                     4               4

Incremental common shares applicable to
convertible notes based on the conversion
provisions of the convertible notes*                            --              --
                                                          --------        --------
Average common shares assuming dilution                     21,613          21,629
                                                          ========        ========
Fully diluted earnings per average share of
 common stock, assuming conversion of all
 applicable securities                                    $  (0.81)       $  (0.29)
                                                          ========        ========

*Antidilutive for the quarter